Exhibit 99.1

CONTACT:

Tracey Schroeder

Chief Marketing Officer

Tracey.Schroeder@trubridge.com

TRUBRIDGE ELECTS AMY O’KEEFE TO THE COMPANY’S BOARD OF DIRECTORS

NEW DIRECTOR BRINGS DEEP FINANCIAL AND OPERATIONAL EXPERTISE

MOBILE, Ala. (October 21, 2024) TruBridge, Inc. (“TruBridge” or the “Company”) (NASDAQ:TBRG), a healthcare solutions company, today announced the election of Amy O’Keefe to its Board of Directors (the “Board”), effective October 18, 2024.

O’Keefe currently serves as Chief Financial Officer of Avaya, a contact center and communications solutions provider backed by Apollo Global Management. In this role, she is spearheading a comprehensive financial and operational turnaround of the business. Prior to joining Avaya in 2023, O’Keefe spent time as Chief Financial Officer of WW International, Inc. (NASDAQ: WW), playing a critical role in evolving their strategic plan in response to the COVID-19 pandemic. She previously served in a variety of executive roles at Drive DeVilbiss Healthcare and Stanley Black & Decker, Inc. (NYSE: SWK) and in public accounting at Ernst & Young.

“We are pleased to welcome Amy to our Board,” said Chris Fowler, chief executive officer of TruBridge and an executive member of the Company’s Board. “Amy’s deep financial experience and public company leadership spanning over three decades will be invaluable to TruBridge as we execute our growth strategy and build long-term value for our shareholders.”

“Amy’s appointment is a meaningful step in furthering TruBridge’s objective to maintain a strong and engaged Board,” added Glenn Tobin, Independent Chair of the TruBridge Board and a member of its Nominating and Corporate Governance Committee. “The breadth of financial and business transformation expertise that Amy brings aligns with the qualities we have been searching for in a new independent Board member and will complement the work and experience of our other members. We are confident we will benefit from her fresh insight and perspective and are thrilled to welcome Amy to the TruBridge Board of Directors.”

O’Keefe will be replacing Denise Warren as she steps down from her role on the TruBridge Board of Directors to assume the role of Chairperson for Brookdale Senior Living (NYSE: BKD) where she has served on the board since 2018. O’Keefe will serve alongside Warren until her departure on November 15, 2024.

Tobin commented, “On behalf of the TruBridge Board of Directors and the management team, I want to express our gratitude to Denise for her service and dedication to TruBridge since joining the Board in 2017. Denise has been instrumental in providing strategic insight, thoughtful guidance, and financial expertise, and we wish her the best in her future endeavors.”

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TruBridge Elects Amy O’Keefe to the Company’s Board of Directors

October 21, 2024

About TruBridge

We are a trusted partner to more than 1,500 healthcare organizations with a broad range of technology-first solutions that address the unique needs and challenges of diverse communities, promoting equitable access to quality care and fostering positive outcomes. Our industry leading HFMA Peer Reviewed® suite of revenue cycle management (RCM) offerings combine unparalleled visibility and transparency to enhance productivity and support the financial health of healthcare organizations across all care settings. TruBridge has over four decades of experience in connecting providers, patients and communities with innovative solutions that create real value by supporting both the financial and clinical side of healthcare delivery. Our solutions champion end-to-end, data-driven patient journeys that support value-based care, improve outcomes, and increase patient satisfaction. We support efficient patient care with electronic health record (EHR) product offerings that successfully integrate data between care settings. Above all, we believe in the power of community and encourage collaboration, connection, and empowerment with our customers. We clear the way for care. For more information, please visit www.trubridge.com.

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